                                                                    Exhibit 12.1

                      SECURITY CAPITAL GROUP INCORPORATED
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (DOLLAR AMOUNTS IN THOUSANDS)

                                          Six Months Ended
                                              June 30,                                              Year Ended December 31,
                                      --------------------------  -----------------------------------------------------------------
                                           1999           1998         1998          1997        1996         1995(a)        1994
                                      -----------    -----------  ------------   -----------  -----------  ------------   ---------
Net Earnings (loss) from Operations   $   (94,155)   $    59,696  $     67,480   $    38,241  $    (9,693) $    (21,274)  $  11,849
Add:
     Interest Expense                      66,100         30,091        82,203       104,434      117,224      103,804       53,789
                                      -----------    -----------  ------------   -----------  -----------  -----------    ---------

Earnings as Adjusted                  $   (28,055)   $    89,787  $    149,683   $   142,675  $   107,531  $    82,530    $  65,638
                                      ===========    ===========  ============   ===========  ===========  ===========    =========

Fixed Charges:
     Interest Expense                 $    66,100    $    30,091  $     82,203   $   104,434  $   117,224  $   103,804    $  53,789
     Capitalized Interest                   6,624         14,157        26,703       69,883       11,448        4,404         3,184
                                      -----------    -----------  ------------   -----------  -----------  -----------    ---------

     Total Fixed Charges              $    72,724    $    44,248  $    108,906   $   174,317  $   128,672  $   108,208    $  56,973
                                      ===========    ===========  ============   ===========  ===========  ===========    =========

Ratio of Earnings to Fixed Charges             (b)           2.0           1.4           0.8          0.8          0.8          1.2
                                      ===========    ===========  ============   ===========  ===========  ===========    =========


(a) Excludes a one-time non-cash expense item ($158.4 million) incurred in acquiring the Financial Services Division from a related party.
(b) The earnings as adjusted were insufficient to cover the fixed charges by $100.8 million. Excluding the $65.3 million Homestead special charge and the $55.2 million provision for loss on investment, the ratio of earnings to fixed charges would be 1.3.